Exhibit 99.1

News Release
Media contact:
Mary Ann Arico, 678 579 7553
maryann.arico@mirant.com

Investor Relations contacts:
Mary Ann Arico, 678 579 7553
maryann.arico@mirant.com

Sarah Stashak, 678 579 6940
sarah.stashak@mirant.com

Stockholder inquiries:
678 579 7777

December 11, 2006

Mirant Announces Agreement for Sale of Philippine Business

ATLANTA – Mirant Corporation (NYSE: MIR) announced today that it has entered into a definitive purchase and sale agreement with a consortium of The Tokyo Electric Power Company, Incorporated and Marubeni Corporation for the sale of its Philippine business for a purchase price of $3.424 billion plus working capital at the closing.  After the payment of related debt (estimated to be $642 million at the closing), the net proceeds to Mirant are expected to be $3.152 billion.  The transaction is expected to close in the second quarter of 2007 after the satisfaction of certain conditions, including the Sual plant being operational.  Mirant’s financial advisor for the sale is Credit Suisse.

“The Philippines is a good environment for foreign investment and has been a wonderful place for us to do business,” said Edward R. Muller, Chairman and Chief Executive Officer of Mirant Corporation.  “We wish the Tokyo Electric-Marubeni consortium and the Philippine people great success.”

The amount of net operating loss carryforwards (NOLs) that are available in 2007 to offset the taxable gain resulting from this transaction (expected to be approximately $1.1 billion), results of other transactions expected to close in 2007 and Mirant’s other anticipated taxable income for the year will depend on whether Mirant elects to be treated under section 382(l)(5) or section 382(l)(6) of the Internal Revenue Code, an election that Mirant must make not later than September 17, 2007. Although the ultimate decision on this election will depend on Mirant’s anticipated overall 2007 tax position, it is more likely than not that Mirant will elect to determine its NOLs under section 382(l)(5). Upon completion of the transaction, Mirant expects to record a pre-tax book gain of approximately $2.2 billion.

As previously announced, Mirant plans to continue returning cash to its shareholders upon completion of its planned asset and business sales.  The amount of cash returned will be determined based on the outlook for the continuing business (1) to preserve the credit profile of the continuing business, (2) to maintain adequate liquidity for expected cash requirements including, among other things, capital expenditures for the continuing business, and (3) to retain sufficient working capital to manage fluctuations in commodity prices.

Mirant is a competitive energy company that produces and sells electricity in the United States, the Caribbean, and the Philippines. Mirant owns or leases approximately 17,300 megawatts of electric generating capacity globally. The company operates an asset management and energy marketing organization from its headquarters in Atlanta. For more information, please visit www.mirant.com.

Cautionary Language Regarding Forward-Looking Statements

Some of the statements included herein involve forward-looking information. Mirant cautions that these statements involve known and unknown risks and that there can be no assurance that such results will occur. There are various important factors that could cause actual results to differ materially from those indicated in the forward-looking statements, such as, but not limited to, the ability of Mirant to satisfy the conditions to closing of the transaction, including its ability to complete the repairs to the Sual plant and return it to operation and the absence of any material adverse change that would prevent closing, and other factors discussed in Mirant’s Form 10-K for the year ended December 31, 2005, and its Form 10-Q for the quarter ended September 30, 2006. Mirant undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.